ASSIGNMENT AND ASSUMPTION AGREEMENT

      THIS ASSIGNMENT AND ASSUMPTION AGREEMENT is made and entered into as of the 22nd day of June, 1999, by and between PRO GOLF INTERNATIONAL, INC., a Delaware corporation ("PGI"), and PRO GOLF OF AMERICA, INC., a Michigan corporation ("PGOA").

                                R E C I T A L S:

      A. By separate assignement dated of even date herewith, Ajay Sports, Inc., a Delaware corporation ("Ajay"), assigned to and PGI assumed all of Ajay's rights and obligations under that certain Sale of Assets Agreement (the "SOTA Sale Agreement") dated of even date herewith by and between Ajay and State of the Art Golf Company, Inc. ("SOTA").

      B.  PGI owns all of the issued and outstanding capital stock of PGOA.

      C. PGI desires to assign and PGOA desires to assume all of PGI's rights under the SOTA Purchase Agreement.

                                   AGREEMENTS

      In consideration of the mutual covenants and agreements of the parties and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

      1. Assignment and Assumption . PGI hereby assigns, transfers and sets over to PGOA, all of PGI's right, title and interest in and to the SOTA Sale Agreement. PGOA hereby assumes and agrees to pay, perform and charge when due or when required to be performed all of PGI's obligations under the SOTA Sale Agreement.

      IN WITNESS WHEREOF, the parties have caused this Assignment and Assumption Agreement to be executed by their respective officers thereunto duly authorized on the date first above set forth.

                                          PRO GOLF INTERNATIONAL, INC.

                                          By: /s/ Robert R. Hebard
                                             ----------------------------
                                             Robert R. Hebard, Secretary

                                          PRO GOLF OF AMERICA, INC.

                                          By: /s/ Thomas W. Itin
                                             ----------------------------
                                             Thomas W. Itin, Chairman and
                                             Chief  Executive Officer